UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 3, 2008

ONSTREAM MEDIA CORPORATION
(Exact Name of Registrant as Specified in Charter)

Florida
(State of Jurisdiction of Incorporation)

000-22849	65-0420146
(Commission File Number)	(I.R.S. Employer Identification No.)

1291 SW 29 Avenue, Pompano Beach, Florida 33069
(Address of Principal Executive Offices) (Zip Code)

(954) 917-6655
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
Item 3.02	Unregistered Sales of Equity Securities

In December 2007, we entered into an equipment financing line of credit arrangement with several individuals under which we could borrow up to an aggregate of $1.5 million for equipment purchases. As of April 3, 2008, we had not drawn any funds under this arrangement and accordingly we notified the individuals that we were canceling the line of credit arrangement as of that date so that we might put together an alternative financing structure for the same purpose - financing software and equipment purchased by us both prior to and after the date of the financing - and up to the same dollar amount.

Commencing June 3, 2008 we received an aggregate of $950,000 from 6 accredited individuals and other entities (the “Lenders”), under a software and equipment financing arrangement which also allows for total borrowings of up to $1.5 million. We issued Notes to those Lenders, which are secured by specifically designated software and equipment owned by us with a cost basis of approximately $1.5 million, as well as a subordinated lien on certain of our other assets to the extent that the designated software and equipment, or other software and equipment added to the collateral at a later date, is not considered sufficient security for the loan. Under this arrangement, the Lenders will receive 10,000 restricted ONSM common shares for each $100,000 (one “Unit”) lent to us, as well as interest at 12% per annum. Interest is payable every 6 months in cash or at our option, in restricted ONSM common shares, based on a conversion price equal to seventy-five percent (75%) of the average ONSM closing price for the thirty (30) trading days prior to the date the applicable payment is due. The first interest payment date is October 31, 2008.

We may prepay the Notes, which have a three (3) year maturity date, at any time upon ten (10) days' prior written notice to the Lenders during which time the Lender may choose to convert the Note. In the event of such repayment, all interest accrued and due for the remaining unexpired loan period is due and payable and may be paid in cash or restricted ONSM common shares in accordance with the above formula.

The outstanding principal is due on demand in the event a payment default is uncured ten (10) business days after written notice. Lenders holding in excess of 50% of the outstanding principal amount of the Notes may declare a default and may take steps to amend or otherwise modify the terms of the Notes and related security agreement.

The Notes may be converted to restricted ONSM common shares at any time six (6) months after issuance and prior to their three (3) year maturity date, at the Lender’s option, based on a conversion price equal to seventy-five percent (75%) of the average ONSM closing price for the thirty (30) trading days prior to the date of conversion, but in no event may the conversion price be less than $0.80 per share. In the event the Notes are converted prior to maturity, interest on the Notes for the remaining unexpired loan period will be due and payable in additional restricted ONSM common shares in accordance with the same formula. Notwithstanding the above, we have the right in our sole discretion to allow the Lender to convert the Note into restricted ONSM common shares during the first six months after issuance for any reason.

47,500 restricted ONSM common shares will be issued and $66,500 (7%) will be paid in cash (and/or restricted ONSM common shares using a conversion formula similar to those above) to placement agents for their services in connection with this $950,000 financing tranche.

All of the financing transaction securities were offered and sold without such offers and sales being registered under the Securities Act of 1933, as amended (together with the rules and regulations of the Securities and Exchange Commission (the "SEC") promulgated thereunder, the "Securities Act"), in reliance on exemptions therefrom as provided by Section 4(2) and Regulation D of the Securities Act of 1933, for securities issued in private transactions to accredited investors.

Item 9.01           Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
4.1	Form of 12% Convertible Secured Note
10.1	Form of Subscription Agreement for 12% Convertible Secured Notes
10.2	Form of Security Agreement for 12% Convertible Secured Notes

The foregoing descriptions are qualified in their entirety by reference to the full text of such exhibits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONSTREAM MEDIA CORPORATION

By: /s/ Robert E. Tomlinson
June 6, 2008	Robert E. Tomlinson, CFO